SOUTHWESTERN PUBLIC SERVICE COMPANY

EXHIBIT 12. Statements re Computation of Ratio of Earnings
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
                                                                             Fiscal year ended August 31,
                                                            1996          1995          1994           1993       1992
                                                            ----          ----          ----           ----       ----
                                                                                (Dollars In Thousands)
Computation of Ratio of Earnings
  to Fixed Charges:

  Fixed charges, as defined:
  Interest on long-term debt .........................   $  44,964     $  40,645     $  37,881       $38,992      $41,528
  Amortization of debt
    premium, discount and expense ....................         577           534           518           498          314
  Other interest .....................................       6,561         3,219         3,068         2,047        1,527
  Estimated interest factor of
    rental charges ...................................       1,245         1,292         1,184         1,094        1,067
                                                             -----         -----         -----         -----        -----
      Total fixed charges ............................   $  53,347     $  45,690     $  42,651       $42,631      $44,436
                                                         =========     =========     =========       =======      =======

  Earnings as defined:
  Net earnings per consolidated
    statements of earnings ...........................   $ 105,773     $ 119,477     $ 102,168     $ 105,254     $102,987
  Fixed charges as shown .............................      53,347        45,690        42,651        42,631       44,436
  Income taxes:
    Federal ..........................................      46,435        56,297        45,232        42,272       39,101
    State ............................................       2,689         1,885         1,842         1,763        1,621
    Deferred .........................................      16,423         9,717        11,564        13,883       13,375
  Investment tax credits .............................        (250)         (250)         (250)         (250)        (250)
                                                          --------      --------      --------      --------     --------
  Earnings available for
    fixed charges ....................................   $ 224,417     $ 232,816     $ 203,207     $ 205,553     $201,270
                                                         =========     =========     =========     =========    =========
  Ratio of earnings to
    fixed charges ....................................        4.21          5.10          4.76          4.82         4.53
                                                         =========     =========     =========     =========    =========

Computation of Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements Combined:

  Total fixed charges,
    as shown above ...................................     $53,347       $45,690       $42,651       $42,651      $44,436
  Preferred dividend
    requirements* ....................................       4,016         7,593         7,620         8,663       10,987
                                                             -----         -----         -----         -----       ------
      Total fixed charges and preferred
        dividend requirements combined................     $57,363       $53,283       $50,271       $51,294      $55,423
                                                           =======       =======       =======       =======      =======

  Earnings available for fixed charges and preferred
  dividend requirements ..............................   $ 224,417     $ 232,816     $ 203,207     $ 205,553     $201,270
                                                         =========     =========     =========     =========    =========

  Ratio of earnings to fixed charges and preferred
  dividend requirements combined .....................        3.91          4.37          4.04          4.01         3.63
                                                         =========     =========     =========     =========    =========

          *Preferred dividend requirements:
          Annual preferred dividend requirement ......   $   2,494     $   4,878     $   4,878     $   5,626     $  7,243
          Less amount deductible for income tax
            purposes .................................          28            82            84            84           84
                                                         ---------     ---------     ---------     ---------     --------
                  Net requirement [A] ................   $   2,466     $   4,796     $   4,794     $   5,542     $  7,159
                                                         =========     =========     =========     =========    =========

          1 / (100% - effective tax rate) [B] ........       1.617         1.566         1.572         1.548        1.523
                                                         =========     =========     =========     =========    =========
          Effective tax rate .........................        38.2%         36.2%         36.4%         35.4%        34.3%
                                                         =========     =========     =========     =========    =========

          [A] x [B] ..................................   $   3,988     $   7,511     $   7,536     $   8,579     $ 10,903
          Add amount deductible for income tax
           purposes ..................................          28            82            84            84           84
                                                         ---------     ---------     ---------     ---------     --------
          Preferred dividend requirements ............      $4,016     $   7,593     $   7,620     $   8,663     $ 10,987
                                                         =========     =========     =========     =========     ========
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